Exhibit 99.1

Transmeridian Determines Issue Prices for

Private Offering of Debt and Equity

HOUSTON, May 23, 2006 (Prime Zone) – Transmeridian Exploration Incorporated (AMEX: TMY) announced today that it has determined the issue prices for its previously-disclosed private offering of (i) $40 million aggregate principal amount of additional Senior Secured Notes due 2010 of Transmeridian Exploration Inc., the Company’s wholly-owned British Virgin Islands subsidiary (“TMEI”), and (ii) approximately $10 million of the Company’s common stock. The notes will be issued and sold for an issue price of 97% of the principal amount thereof plus accrued interest from March 15, 2006, and the Company will issue 1,818,182 shares of its common stock at an issue price of $5.50 per share. The offering is expected to close on or about May 26, 2006.

The Company expects to receive aggregate gross proceeds from the offering of approximately $49 million before payment of placement agent fees and transaction expenses. The Company intends to use the net proceeds of the offering to contract two additional drilling rigs in order to accelerate the development of its South Alibek Field in Kazakhstan, to pre-fund the first three quarterly interest payments due on the additional notes sold and for working capital and general corporate purposes.

The offer and sale of the notes by TMEI and the common stock by the Company has not and will not be registered under the Securities Act of 1933 or the securities laws of any other jurisdiction, and the notes and the common stock may not be offered or sold in the United States absent registration or an applicable exemption from the registration requirements of the Securities Act and applicable state securities laws. This press release is for informational purposes only and shall not constitute an offer to sell or a solicitation of an offer to buy any securities.

About Transmeridian Exploration Incorporated

Transmeridian Exploration Incorporated (TMEI) is an independent energy company established to acquire and develop oil reserves in the Caspian Sea region of the former Soviet Union. TMEI primarily targets medium-sized fields with proved or probable reserves and significant upside reserve potential. Its first major project is the South Alibek Field in Kazakhstan and it is currently pursuing additional projects in the Caspian Sea and surrounding regions.

This press release contains certain forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended, which are intended to be covered by the safe harbors created therein. Investors are cautioned that all forward-looking statements involve risks and uncertainties, including but not limited to those discussed in TMEI’s Annual Report on Form 10-K for the year ended December 31, 2005 and other filings with the Securities and Exchange Commission. Although TMEI believes the assumptions underlying the forward-looking statements contained herein are reasonable, there can be no assurance that the forward-looking statements included in this press release will prove to be accurate. In light of the significant uncertainties inherent in the forward-looking statements included herein, the inclusion herein should not be regarded as a representation by TMEI or any other person that the objectives and plans of TMEI will be achieved.